Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121
Community Bank System, Inc.
Declares Dividend and Announces Results of 2016 Annual Meeting

SYRACUSE, N.Y. — May 20, 2016 — Community Bank System, Inc. (NYSE: CBU) announced that it has declared a quarterly cash dividend of $0.31 per share on its common stock.  The dividend will be payable on July 11, 2016 to shareholders of record as of June 15, 2016.  The $0.31 cash dividend represents an annualized yield of 3.1% based on the closing share price of $39.51 on May 18, 2016.

The Company also announced that four directors standing for election at its Annual Shareholders Meeting on May 18, 2016 were elected including Mark J. Bolus, Nicholas A. DiCerbo, James A. Gabriel and Edward S. Mucenski.  At the Annual Meeting, the shareholders also ratified the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and approved, on an advisory basis, the Company’s executive compensation programs.

Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $8.6 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions.  In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services.  The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale.  Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU.  For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.